PROSPECTUS Dated March 29, 1995                  Pricing Supplement No. 61 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 33-57833
Dated March 29, 1995                                            March 13, 1996
                                                                Rule 424(b)(3)
                           Morgan Stanley Group Inc.
                          MEDIUM-TERM NOTES, SERIES C
                     Senior Variable Rate Renewable Notes

     The Senior Variable Rate Renewable Notes described in this Pricing Supplement (the "Renewable Notes") will mature on the Initial Maturity Date, unless the maturity of all or any portion of the principal amount thereof is extended in accordance with the procedures described below. On the calendar day following an Election Date (as defined herein), the maturity of the Renewable Notes will be extended to the date occurring 366 calendar days from and including the 15th day of the next succeeding month unless the holder thereof elects to terminate such automatic extension; provided, however, that if such 366th calendar day is not a Business Day, the maturity of the Renewable Notes will be extended to the immediately preceding Business Day. The holder may terminate the automatic extension of the maturity of the Renewable Notes or of any portion thereof having a principal amount of $1,000 or any multiple of $1,000 in excess thereof by delivering a notice to such effect to the Trustee for the Renewable Notes on any Business Day during the period beginning on the fourth Business Day preceding an Election Date to and including such Election Date. Such option may be exercised with respect to less than the entire principal amount of the Renewable Notes; provided that the principal amount for which such option is not exercised is at least $1,000 or any larger amount that is an integral multiple of $1,000. Notwithstanding the foregoing, the maturity of the Renewable Notes may not be extended beyond the Final Maturity Date. If the holder elects to terminate the automatic extension of the maturity of any portion of the principal amount of the Renewable Notes on any Business Day during the period beginning on the fourth Business Day preceding an Election Date to and including any Election Date, such portion will become due and payable 366 calendar days from and including the 15th day of the month in which such election is made; provided, however, that if such 366th calendar day is not a Business Day, such portion will become due and payable on the immediately preceding Business Day. An "Election Date" shall be the fifteenth day of each month from April 1996 to January 2000 inclusive. Upon delivery of a notice electing to terminate the automatic extension of a Renewable Note or any portion thereof to the Trustee, such election shall be irrevocable.

     The Renewable Notes will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at a rate determined by reference to the Base Rate (based on the Index Maturity) plus the Spread; provided that, if the holder of a Renewable Note elects to terminate the automatic extension of such Renewable Note or any specified portion thereof, the Spread applicable to such Renewable Note or specified portion thereof will be reset at 0.05% per annum at the Interest Reset Date next succeeding the applicable Election Date. However, until the Initial Interest Reset Date, the Renewable Notes will bear interest at the Initial Interest Rate.

     The Renewable Notes will not be redeemable at the option of Morgan Stanley Group Inc. prior to the Final Maturity Date.

     The Renewable Notes are further described under "Description of Notes -- Renewable Notes" in the accompanying Prospectus Supplement, except that to the extent terms described below are inconsistent with such description, the terms described below shall control.


Principal Amount:                  $275,000,000                         Election Dates:               The fifteenth day of each
                                                                                                      month from April 1996 to
Initial Maturity Date:             April 15, 1997, or if such                                         January 2000, inclusive
                                   day is not a Business Day,
                                   the immediately preceding
                                   Business Day

Final Maturity Date:               March 15, 2001, or if such
                                   day is not a Business Day,
                                   the immediately preceding            Redemption Dates:             N/A
                                   Business Day
                                                                        Redemption Percentage:        N/A
Base Rate:                         LIBOR
                                                                        Alternate Rate Event
Index Maturity:                    Three months                           Spread:                     N/A

Spread:                            Plus 0.10% per annum;                Interest Payment
                                   provided that, if the holder of        Period:                     Quarterly
                                   a Renewable Note elects to
                                   terminate the automatic              Specified Currency:           U.S. Dollars
                                   extension of such Renewable
                                   Note or any specified portion        Issue Price:                  100%
                                   thereof, the Spread
                                   applicable to such Renewable         Settlement Date
                                   Note or specified portion              (Original Issue Date):      March 20, 1996
                                   thereof will be reset at
                                   0.05% per annum at the
                                   Interest Reset Date next             Book Entry Note or
                                   succeeding the applicable              Certificated Note:          Book Entry Note
                                   Election Date
                                                                        Reporting Service:            Telerate Page 3750
                                   N/A
Incremental Spread:                                                     Senior Note or
                                                                          Subordinated Note:          Senior Note
Incremental Spread                 N/A
  Commencement Date:                                                    Trustee and
                                                                          Calculation Agent:          Chemical Bank
                                   N/A
Spread Multiplier:                                                      Additional Terms:             N/A
                                   N/A
Maximum Interest Rate:
                                   N/A
Minimum Interest Rate:

Initial Interest Rate:             To be determined 2 London
                                   Banking Days prior to the
                                   date of issuance

Initial Interest Reset Date:       June 15, 1996

Interest Accrual Date:             March 20, 1996

Interest Reset Periods:            The first Interest Reset
                                   Period will be the period
                                   from and including June 15,
                                   1996 to but excluding the
                                   immediately succeeding
                                   Interest Payment Date.
                                   Thereafter, the Interest Reset
                                   Periods will be the periods
                                   from and including an
                                   Interest Payment Date to but
                                   excluding the immediately
                                   succeeding Interest Payment
                                   Date

Interest Payment and               The fifteenth day of each
  Interest Reset Dates:            March, June, September and
                                   December commencing
                                   June 15, 1996, or if such day
                                   is not a Business Day the
                                   immediately preceding
                                   Business Day.

Interest Determination Dates:      Two London Banking Days
  prior to Interest Reset Dates



Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                             MORGAN STANLEY & CO.
                                 Incorporated